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News Release
For Release:
November 1, 2005

 Valuable Information Gained on the First Five Wells Completed on the Koppers /
                                  Carden Tract

HUNTSVILLE, Tenn., November 1, 2005 - MILLER PETROLEUM, INC. (OTCBB: MILL - news)

Miller has gained valuable information from the drilling and completion of the first five wells on the Koppers / Carden tracts. Several different types of frac jobs have been used on the first wells that fully penetrated the Devonian shale. All wells are currently generating income through gas sells. Northwest Energy NL and Golden Triangle Energy, Inc. have paid 100% of the cost of drilling and completion and have decided not to participate in future drilling under the terms and conditions of the original contract. This will position Miller in 100% control of the remaining portion of this 10,400 acre tract. "The technical knowledge gained from the drilling and completion of these first wells, will be of great value to our company, in the future development of this prospect," noted Deloy Miller, CEO of Miller Petroleum, Inc.

Miller Petroleum, Inc. is a publicly traded, fully integrated, gas and oil exploration and production company with headquarters in Huntsville, Tennessee. The company is rapidly increasing natural gas reserves in the Appalachian Basin.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.

Source: Miller Petroleum, Inc.

Contact:

(MILL) Deloy Miller (CEO) of Miller Petroleum, Inc. 1-423-6639457 deloymiller@highland.net